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                                                           OMB APPROVAL
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                                                      OMB Number:      3235-0104
FORM 3                                                Expires: December 31, 2001
                                                        Estimated average burden
                                                      hours per response.... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------------------------------
1. Name and Address of           2. Date of     4. Issuer Name and Ticker or Trading Symbol
Reporting Person                 Event
                                 Requiring
                                 Statement


                                 10/25/00       UTEK Corporation                    UTOB

--------------------------------
(Last)  (Middle)  (First)

Gyimah-Brempong, Kwabena



--------------------------------------------------------------------------------------------------------
(Street)                         3. IRS         5. Relationship of Reporting       6. If Amendment,
                                 Identifi-      Person to Issuer (Check all        Date of Original
                                 cation         applicable)                        Filing
202 South Wheeler St.            Number of
                                 Reporting      _X_ Director   __  10% Owner
                                 Person
                                                ___ Officer    __ Other (Specify   1/25/01
                                                                      (Below)


                                                --------------------------------



--------------------------------                                                   --------------------
(City)  (State)       (Zip)                                                        7. Individual or
                                                                                   Joint/Group Filing
                                                                                   (Check Applicable
                                                                                   Line)
Plant City, FL 33566
                                                                                   _X_ Form Filed by
                                                                                   One Reporting
                                                                                   Person

                                                                                   ___ Form Filed by
                                                                                   more than one
                                                                                   Reporting Person


--------------------------------------------------------------------------------------------------------

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          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

---------------------------------------------------------------------------------------------------
1. Title of Security  |   2. Amount of Securities   |   3. Ownership  |   4. Nature of Beneficial
(Instr. 4)            |   Beneficially Owned (Instr.|   Form: Direct  |   Ownership (Instr. 5
                      |   4)                        |   (D) or        |
                      |                             |   Indirect (I)  |
                      |                             |   (Instr. 5)    |
                      |                             |                 |
----------------------|-----------------------------|-----------------|----------------------------
Common Stock          |   12,500                    |   D (1)         |
----------------------|-----------------------------|-----------------|----------------------------
                      |                             |                 |
----------------------|-----------------------------|-----------------|----------------------------
                      |                             |                 |
---------------------------------------------------------------------------------------------------

 (1)   Shares are held jointly by Dr.Gyimah-Brempong and his wife, ___________.

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 *If the form is filed by more than one reporting person, see Instruction
 5(b)(v).

             TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------------
1. Title of   |   2. Date Exercisable and |  3. Title and     | 4.        |  5.         |  6. Nature
Derivative    |   Expiration Date         |  Amount of        | Conversion|  Ownership  |  of
Security      |                           |  Securities       | or        |  Form of    |  Beneficial
(Instr. 4)    |                           |  Underlying       | Exercise  |  Derivative |  Ownership
              |                           |  Derivative       | Price of  |  Securities:|  (Instr. 5)
              |                           |  Security         | Derivative|  Direct (D) |
              |                           |  (Instr. 4)       | Security  |  or         |
              |---------------------------|-------------------|           |  Indirect   |
              |   Date        | Expiration|  Title | Amount   |           |  (I)        |
              |   Exercisable | Date      |        |          |           |  (Instr. 5) |
              |               |           |        |          |           |             |
--------------|---------------|-----------|--------|----------|-----------|-------------|---------------
              |               |           |        |          |           |             |
--------------|---------------|-----------|--------|----------|-----------|-------------|---------------
              |               |           |        |          |           |             |
--------------|---------------|-----------|--------|----------|-----------|-------------|---------------
              |               |           |        |          |           |             |
----------------------------------------------------------------------------------------------------

Explanation of Responses:


**Signature of Reporting Person

/s/ KWABENA GYIMAH-BREMPONG                            Date: February 1, 2001
-----------------------------
Kwabena Gyimah-Brempong

**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.